                                                                   EXHIBIT 10.21
                          ACCENT COLOR SCIENCES, INC.
                                Riverview Square
                              99 East River Drive
                            East Hartford, CT  06108
                            Telephone:  860-282-2226
                            Facsimile:  860-290-4858



                                 March 29, 1996


Mr. Walter R. Keay, President
Knickerbocker Securities, Inc.
300 Park Avenue
New York, New York  10022

Dear Walter:

     This will confirm the terms under which Accent Color Sciences, Inc. ("ACS") and Knickerbocker Securities, Inc. ("KSI") have agreed to conclude their relationship established pursuant to letter agreements dated January 11, 1994, April 4, 1994 and March 1, 1995 (the "Letter Agreements") and a Corporate Finance Consulting Agreement dated September 20, 1994 (the "Consulting Agreement"). Our agreement is as follows:

     1. Upon the execution of this letter agreement by ACS and KSI, all prior understandings and agreements between ACS and KSI, including, without limitation, the Letter Agreements and the Consulting Agreement shall be terminated and of no further force or effect.

     2. ACS and KSI shall deliver to each other upon the execution of this letter agreement general releases in form and substance acceptable to each of them pursuant to which each shall release the other from all matters and claims whatsoever arising or based on occurrences prior to the date of such releases except for their respective obligations under this letter agreement and the common stock purchase warrant referred to in paragraph 5 below and any currently outstanding warrant or warrants entitling KSI to purchase ACS securities.

     3. In consideration of KSI entering into this letter agreement, ACS shall pay to KSI the total sum of $275,000, of which $75,000 shall be paid upon the execution of this letter agreement, $100,000 shall be paid on May 1, 1996 and the balance of $100,000 shall be paid on June 1, 1996. In the event of a default in payment for more than ten (10) days from the date such payment is due hereunder, interest shall accrue on the unpaid amount from the date of default at the annual rate of 10% until such payment shall be made in full. In the further event of a

Mr. Walter R. Keay
March 29, 1996
Page 2


default in payment for more than thirty (30) days from the date such payment is due hereunder, then, notwithstanding anything herein to the contrary, all prior rights of KSI pursuant to any and all agreements between KSI and ACS, including, without limitation, the Letter Agreements and the Consulting Agreement, shall be deemed not to have been waived by KSI and shall be of full force and effect, provided that any amounts which shall actually have been paid hereunder shall be applied to any obligations of ACS under such Agreements.

     4. In addition to the amount payable by ACS to KSI under paragraph 3 above, if during the period commencing with the date of this letter agreement and ending on November 30, 1998, any person introduced to ACS by KSI (a "KSI" Purchaser") shall purchase or commit to purchase securities of ACS (which commitment ACS shall have accepted or shall subsequently accept), other than any such purchase or commitment pursuant to an initial or subsequent public offering of securities by ACS or pursuant to the exercise of any right or option to purchase securities of ACS now held by such person, ACS shall pay to KSI an amount equal to 9% of the consideration received by ACS for its securities sold to such KSI Purchaser and ACS shall issue to KSI a warrant to purchase the class of securities sold by ACS to such KSI Purchaser, such warrant to entitle KSI to purchase an amount of such securities equal to 10% of the securities sold by ACS to such person at 110% of the price paid to ACS by such KSI Purchaser.

     5. If ACS proposes to sell any of its securities to any person with respect to which KSI may be entitled to compensation and a warrant under the preceding paragraph, ACS may first submit the name of such person to KSI and KSI agrees to provide ACS within three business days of its receipt of such name a statement as to whether or not it believes ACS would be obligated to pay compensation under the preceding paragraph were ACS to sell securities to such person. In the event that KSI shall not respond to ACS within such three business day period, it shall be assumed for all purposes that KSI is not entitled to any consideration under the preceding paragraph with respect to the proposed sale to such person. Furthermore, KSI acknowledges and agrees that it shall not be entitled to any compensation or warrants pursuant to the preceding paragraph with respect to any sales of securities by ACS to, or with respect to any efforts on behalf of ACS by, Pennsylvania Merchant Group Ltd except for such sales made to a KSI Purchaser (it being further understood by ACS that this reference to Pennsylvania Merchant Group Ltd shall not be deemed to include sales to individuals who may have served or may serve as partners, principals or officers of such firm).

Mr. Walter R. keay
March 29, 1996
Page 3


     6. As further consideration for the agreements of KSI set forth herein, upon the execution of this letter agreement, ACS shall issue to KSI a common stock purchase warrant entitling KSI, at any time during a period of five years from the date of this letter agreement, to purchase up to 5,000 shares of the common stock ACS at a price per share of $11, subject to normal and customary adjustments similar to those contained in the form of warrant previously issued by ACS to KSI.

     7. ACS and KSI shall each bear its own expenses in connection with this letter agreement and the matters discussed herein.

     8. This letter agreement shall be governed by and shall be construed in accordance with the laws of the State of Connecticut.

     9. This letter agreement and the common stock purchase warrant referred to in paragraph 5 above, constitute the entire understanding of ACS and KSI with respect to the subject matter hereof and supersedes any prior communications, understandings and agreements between the parties, except as expressly provided herein.

     Please indicate your agreement with an acceptance of the foregoing terms and provisions by dating, signing and returning to me the enclosed copy of this letter.

                                               Very truly yours,

                                               ACCENT COLOR SCIENCES, INC.



                                               By:____________________________
                                                  Richard J. Coburn
                                                  Its: President


     The foregoing terms and provisions are hereby agreed to and accepted this ____ day of March, 1996.

KNICKERBOCKER SECURITIES, INC.



By:______________________________
   Walter R. Keay
   Its: President